Exhibit 14
Adopted: 03-11-04
DIODES INCORPORATED
CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

As a public company it is of critical importance that the Diodes filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with Diodes, employees may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable.

Diodes expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Diodes. The Chief Executive Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of Diodes financial results and condition.

Because of this special role, the Chief Executive Officer and all members of Diodes Finance Department are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Business Conduct:

Scope: This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller and all employees of the Company performing similar functions (each, a "Covered Person"), and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6.

Ethical Conduct:  Each Covered Person shall promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships by, among other things:
▪	Acting as a role model for employees under such Covered Person's supervision by acting in an honest and ethical way
▪
Referring all actual or apparent conflicts of interest to one of the Compliance Officers (the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors of the Company)

▪	Preventing retaliation against any employee for good faith reporting of violations of this Code or for participating in any investigation relating to a reported violation of this Code

Disclosure:  Each Covered Person shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company by, among other things:
▪	Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company
▪	Providing a system for the careful review of all such reports, documents and communications
▪
Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

▪	Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications

Compliance: Each Covered Person shall promote compliance with applicable governmental laws, rules and regulations by, among other things:
▪	Becoming familiar with such laws, rules and regulations
▪	Consulting professional advisors with respect to such laws, rules and regulations
▪	Training applicable employees with respect to such laws, rules and regulations

Prompt Internal Reporting: Each Covered Person shall promote prompt internal reporting of violations of this Code to the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors of the Company (each, a "Compliance Officer") by, among other things:
▪	Reporting all violations to a Compliance Officer
▪	Encouraging employees to report violations to a Compliance Officer
▪	Providing a procedure by which employees may maintain anonymity in making such reports.

Accountability: Each Covered Person shall promote accountability for adherence to this Code by, among other things:
▪	Publishing the copies of this Code annually to all employees through the Company’s website or Intranet
▪	Supporting appropriate sanctions for violations of this Code

Waiver:  If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material departure from any provision of this Code, the Company shall, within five business days of such event, report such event on a Form 8-K or post notice thereof to its website.

Amendment: Any amendment to this Code must be approved by the Board of Directors of the Company, and the Company shall, within five business days of such amendment (other than a technical, administrative or other non-substantive amendment), report such amendment on a Form 8-K or disclose such amendment on the Company's website.